EXCLUSIVE LICENSE AGREEMENT

[****]

This exclusive license agreement (“Agreement”) is effective as of October __, 2011 (“Effective Date”), by and between The Regents of the University of California, a California corporation, acting through its Santa Barbara campus having an Office of Technology & Industry Alliances located at 342 Lagoon Road, Mail Code 2055, University of California, Santa Barbara, CA 93106-2055 (“The Regents”), and BluFlow Technologies, Inc., a Delaware corporation, having a principal place of business at 430 Park Avenue, Suite 702, New York, NY 10022 (“Licensee”).

BACKGROUND

A.         Certain inventions, generally characterized as follows (collectively, the “Inventions”) were made in the course of research at the University of California, Santa Barbara (“UCSB”) and are covered by Licensed Patent Rights, as defined below:

i)	[****];
ii)	[****];
iii)	[****]; and
iv)	[****]

B.         Development of [****]were sponsored, in part, by the National Aeronautics & Space Administration (NASA) and development of [****]was sponsored, in part, by the National Science Foundation, and as a consequence, this Agreement and the Inventions are subject to overriding obligations to the United States (“U.S.”) Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations including a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced the Invention for or on behalf of the U.S. Government throughout the world.  Inventions sponsored in whole or in part by the U.S. Federal Government are considered federally funded inventions (“Federally Funded Inventions”).

C.         Licensee is a “small business firm” as defined in 15 U.S.C. §632.

D.         Licensee has evaluated the Inventions under a Secrecy Agreement with The Regents ([****]) with an effective date of September 15, 2010.

E.         Licensee and The Regents have executed a Letter Agreement ([****]) with an effective date of May 11, 2010, subsequently amended on September 10, 2010 and December 7, 2010.

F.         Licensee wishes to obtain rights from The Regents for the exclusive commercial development, use and sale of products from the Inventions, and The Regents is willing to grant those rights so that the Inventions may be fully developed and utilized to the fullest extent so that the benefits can be enjoyed by the general public.

G.         Both parties recognize and agree that royalties and payments due under this Agreement on products, services, methods and sublicenses will be paid by Licensee on both pending patent applications and issued patents.

- - oo 0 oo - -

 NOW THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             DEFINITIONS

1.1           “Affiliate” of Licensee shall mean any entity which, directly or indirectly, Controls Licensee, is Controlled by Licensee or is under common Control with Licensee.  “Control” means (i) having the actual, present capacity to elect or appoint a majority of the directors of such entity; (ii) having the power to direct at least forty percent (40%) of the voting rights entitled to elect or appoint directors; or (iii) in any country where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law.

1.2           “Agreement” shall have the meaning ascribed to it in the preamble.

1.3           “Business Plan” means a reasonably detailed plan of development and commercialization for Licensed Product, Licensed Method and Licensed Service.  The Business Plan must include, but is not limited to, an up-to-date research report identifying:  proposed Licensed Product, Licensed Method and Licensed Service; projected market sizes; sales; costs; profits; and anticipated market introduction dates for the Licensed Product, Licensed Method and Licensed Service.

1.4           “Effective Date” shall have the meaning ascribed to it in the preamble.

1.5           “Field” shall mean all fields of use.

1.6           “Licensed Method” means any process, art or method the use or practice of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any pending or issued claim within Licensed Patent Rights in any country were they issued at the time of the infringing activity in that country.

1.7           “Licensed Product” means devices, kits, articles of manufacture, compositions of matter, materials, compounds, components or products the manufacture, use, sale, offer for sale, or import of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any pending or issued claim within Licensed Patent Rights in any country were they issued at the time of the infringing activity in that country, or would require the performance of the Licensed Method.

1.8           “Licensed Service” means the use of Licensed Product or Licensed Method to provide a service.

1.9           “Licensed Patent Rights” means The Regents’ rights and interest in the claims of the following subject matter:
UC Case Number	Application Number	Filing Date
[****]	[****]	[****]
[****]	[****]	[****]
[****]	[****]	[****]
[****]	[****]	[****]
[****]	[****]	[****]
[****]	[****]	[****]
[****]	[****]	[****]
[****]	[****]	[****]
and continuing applications thereof including divisions and substitutions (but excluding continuation-in-part applications to the extent that claims are not adequately supported in the parent); any patents on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

1.10           “Net Sales” means the total of the gross invoice prices charged and the value of any other consideration owed to or received by Licensee and/or Sublicensees for the Final Sale of a Licensed Product or Licensed Service, and for Licensed Method performed, or Licensed Product used, by Licensee and/or Sublicensees, less only the sum of the following deductions, but only to the extent that they actually pertain to the disposition of such Licensed Product and are separately charged:
i.	reasonable cash or quantity discounts actually allowed;
ii.	sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (excepting value added taxes and income taxes);
iii.	transportation charges, including insurance; and
iv.	allowances or credits actually granted to customers because of rejections or returns.

No deductions shall be made for commissions paid to individuals or companies whether independent sales agents or persons or companies regularly employed by Licensee, an Affiliate, a joint venture and/or Sublicensee.

“Final Sale” means the sale that is the last act of infringement of Licensed Patent Rights within the control of Licensee or Sublicensee, regardless of whether Licensee or Sublicensee had control over prior infringing acts.
For purposes of calculating Net Sales, any distribution or transfer among Licensee, an Affiliate, a joint venture or Sublicensee for end use by Licensee, an Affiliate, a joint venture or Sublicensee (which event is the last act of infringement of Licensed Patent Rights) will be considered a Final Sale at the price normally charged to independent, unaffiliated third parties.

In those instances where Licensed Product, Licensed Method or Licensed Service is combined in any manner with any other product, method or service, Net Sales for the purposes of determining royalty payments hereunder will be determined by multiplying the Net Sales of the combination product by the fraction A/ (A+B) where A is the weighted (by sales volume) average sale price of the Licensed Product, Licensed Method or Licensed Service when sold separately in finished form and B is the weighted average sale price of the other product(s) sold separately in finished form.  In the event that such average sale price cannot be determined for the Licensed Product, Licensed Method, Licensed Service or other product(s) in combination, Net Sales for purposes of determining the royalty payment hereunder will be mutually agreed by the parties based on the relative value contributed by each component, and such agreement will not be unreasonably withheld.
If a Licensed Product is a part of an optional component of a system, Licensee agrees that any discounting of price will be reasonable and will be done uniformly and equally across the system so that the Licensed Product is not discounted proportionally any more than the system as a whole.

1.11         “Sublicensee” means any person or entity (including an Affiliate or joint venture) to which any of the Licensed Patent Rights are sublicensed pursuant to Article 3 (Sublicenses) of this Agreement.

1.12         “Territory” means all available territories.

1.13         “Valid Claim” means any pending or issued claim of a Licensed Patent Right which has not been abandoned, or has not been finally rejected without the right of appeal by the patent office of the country in which the application has been filed, or any claim from an issued and unexpired Licensed Patent Right which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental authority of competent jurisdiction from which no further appeal has or can be taken, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

2.            GRANT OF EXCLUSIVE LICENSE

2.1           Subject to the limitations set forth in this Agreement, The Regents grants to Licensee an exclusive license in the Field, in the Territory, under the Licensed Patent Rights to make, have made, use, sell, offer for sale and import Licensed Products and Licensed Services and to practice Licensed Method to the extent permitted by law.  Licensee’s rights under this Agreement are limited to those expressly granted, and all other rights are reserved to The Regents.  For the avoidance of doubt, Affiliates and joint ventures have no rights hereunder unless granted a valid sublicense pursuant to Article 3 (Sublicenses) of this Agreement.

2.2           The rights granted in this Agreement to Federally Funded Inventions are subject to any license to the U.S. Government executed by The Regents and to the overriding obligations to the U.S. Government under 35 U.S.C. §§200-212 and applicable governmental implementing regulations.

2.3           The Regents expressly reserves the right to (a) make and use the Inventions and associated technology for educational and research purposes, including clinical research, and research sponsored by commercial and/or non-commercial entities, (b) publicly disclose research results, and (c) allow other educational or non-profit institutions to make and use the Inventions and associated technology for the same purposes of (a) and (b).

3.            SUBLICENSES

3.1          The Regents also grants to Licensee the right to issue sublicenses to third parties to make, have made, use, sell, offer for sale and import Licensed Product and Licensed Services and to practice Licensed Method, as long as Licensee has current exclusive rights thereto under this Agreement.  Affiliates and joint ventures do not have rights to Licensed Patent Rights under this Agreement and must be issued a valid sublicense pursuant to this Article 3 (Sublicenses) in order to exercise any of the Licensed Patent Rights.  For the purposes of this Agreement, the operations of all Sublicensees shall be deemed to be the operations of Licensee, for which Licensee shall be responsible.  To the extent applicable, sublicenses must include all of the rights of and obligations due to The Regents contained in this Agreement.  Every such sublicense will contain at least the following:

(a)	A statement such that, to the extent applicable, the obligations of this Agreement will be binding upon Sublicensee as if it were in place of Licensee except that:
(1)	earned royalty rate and minimum royalties may be at higher rates than contained in this Agreement; and
(2)	Sublicensee(s) will be precluded from granting further sublicenses.
(b)	The same provision for indemnification of The Regents as has been provided for in this Agreement.
(c)	The same provision for inspection of books and records by The Regents as has been provided for in this Agreement.

3.2          Licensee will promptly provide The Regents with a full and complete copy of each sublicense granted, collect and guarantee payment of all payments due The Regents from Sublicensees and summarize and deliver to The Regents copies of all reports due The Regents from Sublicensees.

3.3          Upon termination of this Agreement for any reason, The Regents, at its sole discretion, will determine whether Licensee will cancel or assign to The Regents any and all sublicenses.

3.4          Licensee will pay to The Regents in respect of all sublicenses granted by Licensee a percentage of any payments or fees (including the cash equivalent of the fair market value of any non-cash consideration, such as cross licenses and in-kind consideration) owed to or received by Licensee, including without limitation, up-front fees, maintenance fees, milestone payments or any other sublicense revenues other than earned royalties (“Sublicense Fees”) as follows:

(i)	[****]; and

(ii)	[****].

3.5          In addition to payments to The Regents for Sublicense Fees, Licensee will pay to The Regents earned royalties on Net Sales by Sublicensees at the rates provided for in Article 7 (Earned Royalties and Minimum Annual Royalties).

3.6          In the event The Regents receives a bona fide Business Plan from a third party with adequate financing in place who is interested in pursuing commercialization of Licensed Patent Rights in a field that is not being actively pursued by Licensee (“Unexploited Field”), The Regents shall notify Licensee of said third party interest in the Unexploited Field, subject to confidentiality obligations to said third party.  Licensee may then:

(a)	issue a sublicense to said third-party in the Unexploited Field within ninety (90) days of notification by The Regents, as described above; or
(b)
provide written notice of its plans to actively pursue the Unexploited Field as detailed in a Business Plan to be provided by Licensee to The Regents within ninety (90) days of notification by The Regents.  The Business Plan is subject to consent by The Regents, which consent will not be unreasonably withheld.  In the event that The Regents rejects the Business Plan, Licensee shall have one additional period of ninety (90) days from the rejection to issue a sublicense under (a) above.  Upon approval by The Regents, Licensee shall implement commercialization of the Unexploited Field as detailed in the Business Plan and appropriate due diligence milestones shall be added to this Agreement.

If Licensee does not pursue either of the options under (a) or (b) above, or fails to implement the Business Plan, then The Regents, in its sole discretion, may issue an exclusive or non-exclusive license or option limited to the Unexploited Field to the third party.  Licensee’s rights under this Agreement with respect to the Unexploited Field will, in The Regents’ sole discretion, be reduced to non-exclusive or withdrawn completely from the granted Field.  If reduced to a non-exclusive license or withdrawn completely from the Unexploited Field, all financial terms of this Agreement shall remain in effect.  This right, if exercised by The Regents, supercedes the rights granted in Article 2 (Grant of Exclusive License).

4.             PAYMENT TERMS

4.1           Paragraphs 1.6, 1.7, 1.8, and 1.9, define Licensed Method, Licensed Product, Licensed Service, and Licensed Patent Rights so that royalties and payments are due and payable on products, methods and services covered by both pending patent applications and issued patents.  Royalties and payments will accrue in each country until the expiry of the last-to-expire Valid Claim under Licensed Patent Rights in that country, or the date the last patent application licensed under this Agreement is abandoned, whichever is later.  Royalties and payments are payable to The Regents when Licensed Method, Licensed Product or Licensed Service are invoiced or if not invoiced, when delivered to a third party.

4.2           Licensee will pay to The Regents all earned royalties and other consideration due and payable to The Regents, including Sublicense Fees, quarterly on or before February 28 (for the calendar quarter ending December 31), May 31 (for the calendar quarter ending March 31), August 31 (for the calendar quarter ending June 30) and November 30 (for the calendar quarter ending September 30) of each calendar year.  Each payment will be for earned royalties and other consideration, including Sublicense Fees, that has accrued within Licensee’s most recently completed calendar quarter.

4.3           All consideration due The Regents will be payable in United States dollars by check made out to “The Regents of the University of California” or by wire transfer to an account designated by The Regents.  Licensee is solely responsible for all bank transfer charges.  Checks should reference either the UC Case Number or the UC Agreement Control Number on the check, and should be sent to the address indicated in Article 20 (Notices).

4.4           When Licensed Products are sold for monies other than U.S. dollars, Licensee will first determine the earned royalty in the currency of the country in which Licensed Product, Licensed Method or Licensed Service was sold and then convert the amount into equivalent U.S. funds, using the exchange rate quoted in The Wall Street Journal on the last business day of the reporting period.

4.5           Fees and royalties earned on sales occurring in any country outside the U.S. may not be reduced by any taxes, fees or other charges imposed by the government of such country on the payment of royalty income.  Notwithstanding the foregoing, all payments made by Licensee in fulfillment of The Regents' tax liability in any particular country will be credited against earned royalties or fees due The Regents for that country.

4.6           If at any time legal restrictions prevent the prompt remittance of royalties by Licensee from any country where a Licensed Product, Licensed Method or Licensed Service is sold, then Licensee will convert the amount owed to The Regents into U.S. funds and will pay The Regents directly from another source of funds for as long as the legal restrictions apply.

4.7           If any Valid Claim within Licensed Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, then all obligation to pay royalties based on that Valid Claim will cease as of the date of final decision.  Licensee will not, however, be relieved from paying any royalties that accrued before the final decision or that are based on another Valid Claim not involved in the final decision.

4.8           In the event that royalties, rebillings, fees or other payments are not received by The Regents when due, Licensee will pay to The Regents interest charges at a rate of ten percent (10%) per annum calculated from the date payment was due until actually received by The Regents.

4.9           No royalties may be collected or paid on Licensed Product, Licensed Service or Licensed Method sold to the account of the U.S. Government, or any agency thereof, as provided for in the license to the U.S. Government.

5.            LICENSE EXECUTION FEE
As partial consideration for the rights granted by and undertakings of The Regents under this Agreement, Licensee will pay to The Regents a license execution fee [****] as follows:[****]; and

i)	[****].

This license execution fee is non-refundable, non-cancelable and is not creditable against royalties or other payments due to The Regents.

6.            MILESTONE PAYMENTS

No Milestone Payments will be payable by Licensee under this Agreement.

7.            EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES

7.1          As partial consideration for the rights granted by The Regents under this Agreement, Licensee will pay to The Regents an earned royalty of [****] of Net Sales.

7.2          Licensee will pay to The Regents minimum annual royalties as follows:

•	[****] in 2013;
•	[****] in 2014;
•	[****] in 2015;
•	[****] beginning in 2016 and continuing in each subsequent year for the life of this Agreement.

The minimum annual royalties shall be paid to The Regents by May 31 of each calendar year and will be credited against the earned royalty due for the calendar year in which the minimum annual royalty payment was due.  The minimum annual royalties are non-refundable and non-cancelable once due.

8.           DUE DILIGENCE

8.1         Licensee, upon execution of this Agreement, will diligently proceed with the development, manufacture and sale of Licensed Product, Licensed Method and Licensed Service and will diligently market the same after execution of this Agreement and in quantities sufficient to meet market demands.

8.2         Licensee will obtain all necessary governmental approvals, including but not limited to approvals from the FDA and foreign equivalents, in each country where Licensed Products, Licensed Methods and Licensed Services are manufactured, used, sold, imported or offered for sale.

8.3         Licensee will:

8.3.1           develop a proof of concept prototype delivery system for water treatment [****];
8.3.2           begin market validation and pre-sales prospecting by [****];
8.3.3           achieve commercial sales of Licensed Product by [****];
8.3.4           begin research and development of BluFlow Air Remediation System utilizing Licensed Products by [****];
8.3.5           begin research and development of [****]utilizing Licensed Products by [****]; and
8.3.6           fill the market demand for Licensed Products following commencement of marketing and at all times during the exclusive period of this Agreement.

8.4         If Licensee is unable to meet the due diligence requirements set forth above for a given UC Case, The Regents, at its sole discretion, has the right and option to either terminate Licensee’s rights under this Agreement with respect to the given UC Case(s) or reduce Licensee's exclusive license to a non-exclusive license for that UC Case(s).  If Licensee’s right in any UC Case(s) hereunder is reduced to a non-exclusive license, all financial terms of this Agreement shall remain in effect.  This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant of Exclusive License).

8.5         To exercise either the right to terminate this Agreement or to reduce the exclusive license granted to Licensee to a non-exclusive license for lack of diligence required in this Article 8 (Due Diligence), The Regents will give Licensee written notice of the deficiency.  Licensee thereafter shall have sixty (60) days to cure the deficiency.  If The Regents has not received written tangible evidence satisfactory to The Regents that the deficiency has been cured by the end of the sixty (60) day period, then The Regents may, at its sole option, terminate Licensee’s rights under this Agreement with respect to the given UC Case(s) immediately without obligation to provide sixty (60) days’ notice as set forth in Article 12 (Termination) or reduce the exclusive license granted to Licensee to a non-exclusive license with respect to the given UC Case(s) by giving written notice to Licensee.

9.          PROGRESS AND ROYALTY REPORTS

9.1         Beginning February 28, 2012, and semi-annually thereafter, Licensee will submit to The Regents a written progress report covering Licensee's (and any Sublicensee's) activities, in the previous two calendar quarters, related to the development and testing of all Licensed Product and the obtaining of the governmental approvals necessary for marketing and selling Licensed Products, Licensed Method and Licensed Services.  Progress reports are required for each Licensed Product, Licensed Method and Licensed Service until the first commercial sale of that Licensed Product, Licensed Method or Licensed Service occurs in the U.S. and will be again required if commercial sales of such Licensed Product are suspended or discontinued for a period of more than six (6) months.

9.2         Progress reports submitted under Paragraph 9.1 will include, but are not limited to, the following topics:

9.2.1           a statement specifically addressing each diligence requirement of Article 8 (Due Diligence);
9.2.2           summary of work completed;
9.2.3           key scientific discoveries;
9.2.4           summary of work in progress;
9.2.5           current schedule of anticipated events or milestones;
9.2.6           market plans for introduction of Licensed Product, Licensed Method, and Licensed Service;
9.2.7           a summary of resources (dollar value) spent in the reporting period; and
9.2.8           Sublicensees’ activities relating to the above items, if there are any Sublicensees.

9.3         Licensee has a continuing responsibility to keep The Regents informed of the small or large business entity status (as defined by the U.S. Patent and Trademark Office) of itself and its Sublicensees.

9.4         Licensee will report to The Regents in its immediately subsequent progress and royalty report the date of first commercial sale of a Licensed Product in each country.

9.5         After the first commercial sale of a Licensed Product, Licensed Method or Licensed Service anywhere in the world, Licensee will make quarterly royalty reports to The Regents on or before each February 28 (for the quarter ending December 31), May 31 (for the quarter ending March 31), August 31 (for the quarter ending June 30) and November 30 (for the quarter ending September 30) of each year.  Each royalty report will cover Licensee's, and all Sublicensee’s, if any, most recently completed calendar quarter and will show:

9.5.1           the gross invoice prices and Net Sales of Licensed Product, Licensed Method and Licensed Service;
9.5.2           the number of each type of Licensed Product, Licensed Method or Licensed Service sold and the actual or average sales price;
9.5.3           the patent number(s) and/or patent application number(s) used in each type of Licensed Product, Licensed Method or Licensed Service sold;

9.5.4           a listing of the payments for performance of Licensed Method or Licensed Service, or use of Licensed Product that contribute to Net Sales;
9.5.5           the royalties, in U.S. dollars, payable hereunder, including Sublicensee royalties;
9.5.6           the method used to calculate the royalty, specifying all deductions taken and the dollar amount of each such deduction;
9.5.7           the Sublicense Fees payable;
9.5.8           the amount of the cash equivalent of any non-cash consideration payable including the method used to calculate the non-cash consideration; and
9.5.9           the exchange rates used.

9.6         If no sales of Licensed Product, Licensed Method or Licensed Service have been made during any reporting period, then a statement to this effect is required.

10.         BOOKS AND RECORDS

10.1       Licensee will keep accurate books and records showing all Licensed Product manufactured, used, imported, offered for sale, and/or sold, all Licensed Service provided, and all charges for performance of Licensed Method or use, manufacture, import, offer for sale, or sale of Licensed Product under the terms of this Agreement.  Books and records must be preserved for at least five (5) years from the date of the payment to which they pertain.

10.2       Books and records of Licensee (and any Sublicensees) must be open to inspection by representatives or agents of The Regents at reasonable times.  The Regents shall bear the fees and expenses of examination but if an error in payments of more than five percent (5%) of the total payments due for any year is discovered in any examination, then Licensee will bear the fees and expenses of that examination.  Licensee will remit any underpayment as well as reimbursement of fees and expenses for examination to The Regents within thirty (30) days of the examination results.

11.        TERM

11.1       Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement will be in force from the Effective Date until the later of (i) the expiration of the last-to-expire Valid Claim under the Licensed Patent Rights, or (ii) the date the last patent application licensed under this Agreement is abandoned.

11.2       Any termination of this Agreement will not affect the rights and obligations set forth in the following Articles:

Paragraph 4.8	Late Payments
Article 10	Books and Records
Article 11	Term
Article 13	Disposition of Licensed Product on Hand Upon Termination
Article 14	Use of Names and Trademarks
Article 15	Limited Warranty
Paragraph 16.3	Patent Costs
Article 19	Indemnification
Article 23	Failure to Perform
Article 24	Governing Laws
Article 27	Secrecy

12.        TERMINATION

12.1       Licensee has the right at any time to terminate this Agreement in whole or as to any portion of Licensed Patent Rights by giving notice in writing to The Regents.  Such notice of termination will be subject to Article 20 (Notices) and termination of this Agreement will be effective ninety (90) days from the effective date of such notice.

12.2        If Licensee fails to perform or violates any term of this Agreement, then The Regents may give written notice of default (“Notice of Default”) to Licensee.  If Licensee fails to repair the default within sixty (60) days of the effective date of Notice of Default, then The Regents may terminate this Agreement and its licenses by a second written notice (“Notice of Termination”).  If a Notice of Termination is sent to Licensee, then this Agreement will automatically terminate on the effective date of that notice.  Such termination will not relieve Licensee of its obligation to pay any fees owing at the time of the effective date of termination and will not impair any accrued right of The Regents.  These notices are subject to Article 20 (Notices).

12.3        This Agreement shall automatically terminate, without the obligation to provide notice, upon the filing of a petition for relief under the United States Bankruptcy Code by or against Licensee as a debtor or alleged debtor.

12.4        This Agreement shall automatically terminate without the obligation to provide sixty (60) days’ notice as set forth in Paragraph 12.2 upon the filing of a claim that in any way includes the assertion that any portion of Licensed Patent Rights is invalid or unenforceable, where such filing is made by Licensee, a third party on behalf of Licensee or a third party at the written urging of Licensee.

12.5        Any termination under this Article 12 (Termination) does not relieve Licensee of any obligation or liability accrued under this Agreement prior to termination, or rescind any payment made to The Regents or anything done by Licensee prior to the time termination becomes effective.  Termination does not affect in any manner any rights of The Regents arising under this Agreement prior to termination.

13.         DISPOSITION OF LICENSED PRODUCT ON HAND UPON TERMINATION

Upon termination of this Agreement, Licensee is entitled to dispose of all previously made or partially made Licensed Product, but no more, within a period of one hundred and twenty (120) days provided that the sale of Licensed Product is subject to the terms of this Agreement, including, but not limited to, the rendering of reports and payment of royalties required under this Agreement.

14.         USE OF NAMES AND TRADEMARKS

Nothing contained in this Agreement confers any right to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing).  The use by Licensee of the name “The Regents of the University of California” or the name or logo of any campus of the University of California in advertising, publicity or other promotional activities is prohibited.  Notwithstanding the foregoing, Licensee hereby grants permission for The Regents (including UCSB) to include Licensee’s name and a link to Licensee’s website in The Regents’ and UCSB’s annual reports and on The Regents’ (including UCSB’s) websites that showcase technology transfer related stories.

15.         LIMITED WARRANTY

15.1        To the extent of the actual knowledge of the UCSB Office of Technology & Industry Alliances as of the Effective Date, The Regents warrants to Licensee that it has the lawful right to grant this license.

15.2        This license and the associated Inventions are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED.  THE REGENTS MAKES NO REPRESENTATION OR WARRANTY THAT THE INVENTIONS, LICENSED PATENT RIGHTS, LICENSED PRODUCT, LICENSED SERVICE OR LICENSED METHOD WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

15.3        IN NO EVENT MAY THE REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTIONS, LICENSED SERVICE, LICENSED METHOD, OR LICENSED PRODUCT.

15.4       This Agreement does not:
15.4.1           express or imply a warranty or representation as to the validity or scope of any Licensed Patent Rights;
15.4.2           express or imply a warranty or representation that anything made, used, sold, offered for sale or imported or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties;
15.4.3           obligate The Regents to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 18 (Patent Infringement);
15.4.4           confer by implication, estoppel or otherwise any license or rights under any patents or patent applications of The Regents other than Licensed Patent Rights as defined in this Agreement, regardless of whether those patents or patent applications are dominant or subordinate to Licensed Patent Rights; or
15.4.5           obligate The Regents to furnish any know-how not provided in Licensed Patent Rights.

16.         PATENT PROSECUTION AND MAINTENANCE

16.1        As long as Licensee has paid patent costs as provided for in this Article 16 (Patent Prosecution and Maintenance), The Regents shall diligently endeavor to prosecute and maintain the U.S. and foreign patents comprising Licensed Patent Rights using counsel of its choice, and The Regents shall provide Licensee with copies of all relevant documentation so that Licensee may be informed of the continuing prosecution; and Licensee agrees to keep this documentation confidential.  The Regents' counsel will take instructions only from The Regents, and all patents and patent applications under this Agreement will be assigned solely to The Regents.

16.2        The Regents shall use reasonable efforts to amend any patent application to include claims reasonably requested by Licensee to protect the Licensed Products and Licensed Services contemplated to be sold under this Agreement.

16.3        Licensee will pay the costs of preparing, filing, prosecuting and maintaining all U.S. and foreign patents and patent applications contemplated by this Agreement.  Costs billed to or incurred by The Regents will be rebilled to Licensee and are due within thirty (30) days of rebilling by The Regents.  These costs include any patent costs that may be incurred for patentability opinions, re-examination, re-issue, issue fees, interferences, oppositions, and the like, or inventorship determinations.  Licensee will also reimburse The Regents for the unreimbursed patent prosecution and maintenance costs for the Inventions incurred by The Regents prior to the execution of this Agreement upon the following schedule:

•	By February 28, 2012	[****]
•	By February 28, 2013	[****]

For purposes of clarity, if Licensee is not current in reimbursing The Regents for such patent costs, The Regents will have no obligation to incur any new patent costs under this Agreement or to further prosecute or maintain Licensed Patent Rights or file any new patent applications under Licensed Patent Rights.

16.4        If either party (in the case of The Regents, the licensing professional responsible for administration of this Agreement) receives notice pertaining to infringement or potential infringement of any issued patent included within Licensed Patent Rights, then that party will notify the other party within ten (10) days after receipt of notice of infringement.

16.5        Licensee may request that The Regents seek to obtain patent protection on the Inventions in foreign countries if available and if it so desires.  Licensee will notify The Regents of its decision to seek to obtain or maintain foreign patents not less than ninety (90) days prior to the deadline for any payment, filing or action to be taken in connection therewith.  This notice concerning foreign filing must be in writing and must identify the countries desired.  The absence of such a notice from Licensee to The Regents will be considered an election not to seek to obtain or maintain foreign rights.  The Regents requires that Licensee pay estimated National Phase filing costs before The Regents authorizes The Regents’ patent attorney to proceed with the preparation and filing of any National Phase applications.  The Regents will provide Licensee with an estimate for filing in the selected countries and such amount will be due no later than fifteen (15) business days prior to the filing deadline.  Failure by Licensee to provide the above required notice and/or pay the estimated fee(s) will be considered an election not to secure the rights associated with the specific phase of patent prosecution in the specific country (or countries) for which Licensee did not provide such notice or pay such fee(s).

16.6        Licensee's obligation to underwrite and to pay patent prosecution costs will continue for so long as this Agreement remains in effect, but Licensee may terminate its obligations with respect to any given patent or patent application upon ninety (90) days’ written notice to The Regents.  The Regents may prosecute and maintain such application(s) or patent(s) at its sole discretion and expense, but Licensee will have no further right or licenses thereunder.  Non-payment of patent costs may be deemed by The Regents as an election by Licensee not to maintain application(s) or patent(s).

16.7        The Regents may file, prosecute or maintain patents or patent applications at its own expense in any country in which Licensee has not elected to file, prosecute or maintain patents or patent applications in accordance with this Article 16 (Patent Prosecution and Maintenance) and those applications and resultant patents will not be subject to this Agreement.

16.8        Licensed Patent Rights will be assigned solely to The Regents.  Licensee agrees and acknowledges that Licensed Patent Rights are owned solely by The Regents and Licensee has no ownership rights, or any other rights, in Licensed Patent Rights except as expressly granted in this Agreement.  Furthermore, Licensee agrees that it will not dispute the ownership of Licensed Patent Rights by The Regents or the validity of assignment by any of the inventors of Licensed Patent Rights.  Licensee shall not take any steps directly or indirectly, to question the validity of Licensed Patent Rights, such as via reexamination request or the filing of an opposition.

17.         PATENT MARKING

Licensee will mark all Licensed Product made, used, offered for sale, imported or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.  Licensee will be responsible for all monetary and legal liabilities arising from or caused by (i) failure to abide by applicable patent marking laws and (ii) any type of incorrect or improper patent marking.

18.         PATENT INFRINGEMENT

18.1        In the event that The Regents (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) or Licensee learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”).  During the period in which, and in the jurisdiction where, Licensee has exclusive rights under this Agreement, neither The Regents nor Licensee will notify a possible infringer of infringement or put such infringer on notice of the existence of any Licensed Patent Rights without first obtaining consent of the other.  If Licensee puts such infringer on notice of the existence of any Licensed Patent Rights with respect to such infringement without first obtaining the written consent of The Regents and if a declaratory judgment action is filed by such infringer against The Regents, then Licensee’s right to initiate a suit against such infringer for infringement under Paragraph 18.2 below will terminate immediately without the obligation of The Regents to provide notice to Licensee.  Both The Regents and Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

18.2        If infringing activity of potential commercial significance by the infringer has not been abated within ninety (90) days following the date the Infringement Notice takes effect, Licensee may institute suit for patent infringement against the infringer.  The Regents may voluntarily join such suit at its own expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of Licensee’s suit or any judgment rendered in that suit.  Licensee may not join The Regents as a party in a suit initiated by Licensee without The Regents’ prior written consent.  If, in a suit initiated by Licensee, The Regents is involuntarily joined other than by Licensee, Licensee will pay any costs incurred by The Regents arising out of such suit, including but not limited to, any legal fees of counsel that The Regents selects and retains to represent it in the suit.

18.3        If, within one hundred and twenty (120) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if Licensee has not brought suit against the infringer, The Regents may institute suit for patent infringement against the infringer.  If The Regents institutes such suit, Licensee may not join such suit without The Regents’ consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of The Regents’ suit or any judgment rendered in that suit.

18.4        Any recovery or settlement received in connection with any suit will first be shared by The Regents and Licensee equally to cover the litigation costs each incurred, and next shall be paid to The Regents or Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other.  In any suit initiated by Licensee, any recovery in excess of litigation costs will be shared between Licensee and The Regents as follows:  (a) for any recovery other than amounts paid for willful infringement:  (i) The Regents will receive fifteen percent (15%) of the recovery if The Regents was not a party in the litigation and did not incur any litigation costs, (ii) The Regents will receive twenty-five percent (25%) of the recovery if The Regents was a party in the litigation whether joined as a party under the provisions of Paragraph 18.2 or otherwise, but did not incur any litigation costs, and (iii) The Regents will receive fifty percent (50%) of the recovery if The Regents incurred any litigation costs in connection with the litigation; and (b) for any recovery for willful infringement, The Regents will receive fifty percent (50%) of the recovery.  In any suit initiated by The Regents, any recovery in excess of litigation costs will belong to The Regents.  The Regents and Licensee agree to be bound by all determinations of patent infringement, validity, and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Article 18 (Patent Infringement).

18.5        Any agreement made by Licensee for purposes of settling litigation or other dispute will comply with the requirements of Article 3 (Sublicenses) of this Agreement.

18.6        Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

18.7        Any litigation proceedings will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by Licensee.  In no event may Licensee admit liability or wrongdoing on behalf of The Regents without The Regents’ prior written consent.

19.        INDEMNIFICATION

19.1       Licensee will (and will require all Sublicensees to) indemnify, hold harmless and defend The Regents, its officers, employees and agents, the sponsors of the research that led to the Inventions, and the inventors of the patents and patent applications in Licensed Patent Rights and their employers, against any and all claims, suits, losses, liabilities, damages, costs, fees and expenses resulting from or arising out of exercise of this license or any sublicense.  This indemnification includes, but is not limited to, any product liability.

19.2       Licensee, at its sole cost and expense, will insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance as follows:

19.2.1     Commercial Form General Liability Insurance (contractual liability included) with limits as follows:
Each Occurrence	$1,000,000
Products/Completed Operations Aggregate	$5,000,000
Personal and Advertising Injury	$1,000,000
General Aggregate	$5,000,000
If the above insurance is written on a claims-made form, it will continue for three (3) years following termination or expiration of this Agreement.  The insurance will have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement; and
19.2.2     Worker's Compensation as legally required in the jurisdiction in which Licensee is doing business.

19.3        The coverage and limits referred to in Paragraphs 19.2.1 and 19.2.2 above will not in any way limit the liability of Licensee under this Article 19 (Indemnification).  Upon the execution of this Agreement, Licensee will furnish The Regents with certificates of insurance evidencing compliance with all requirements.  Such certificates will:

•
Provide for thirty (30) days' (ten (10) days for non-payment of premium) advance written notice to The Regents of any cancellation of insurance coverage; Licensee will promptly notify The Regents of any material modification of the insurance coverage; and

•
Include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self-insurance maintained by The Regents.

19.4       The Regents will promptly notify Licensee in writing of any claim or suit brought against The Regents for which The Regents intends to invoke the provisions of this Article 19 (Indemnification).  Licensee will keep The Regents informed of its defense of any claims pursuant to this Article 19 (Indemnification).

20.         NOTICES

20.1       Any notice or payment required to be given to either party will be deemed to have been properly given and to be effective as of the date specified below if delivered to the respective address given below or to another address as designated by written notice given to the other party:

20.1.1      on the date of delivery if delivered in person; or
20.1.2      on the date of mailing if mailed by first-class certified mail, postage paid, or if mailed by any global express carrier service that requires recipient to sign the documents demonstrating the delivery of such notice or payment.

In the case of Licensee:	BluFlow Technologies, Inc.
430 Park Avenue, Suite 702
New York, NY 10022

In the case of The Regents:	University of California, Santa Barbara
(other than for payments)	Office of Technology & Industry Alliances
342 Lagoon Road, Mail Code 2055
Santa Barbara, California 93106-2055
Attn: Director
RE: [****]

For payments to The Regents:	The Regents of the University of California
Innovation Alliances and Services
1111 Franklin Street, 5th Floor
Oakland, CA 94607
Attn: Finance Administration

21.          ASSIGNABILITY
This Agreement may be assigned by The Regents, but is personal to Licensee and assignable by Licensee only with the written consent of The Regents.

22.          NO WAIVER
No waiver by either party of any default of this Agreement may be deemed a waiver of any subsequent or similar default.

23.          FAILURE TO PERFORM

23.1         If either party finds it necessary to undertake legal action against the other on account of failure of performance due under this Agreement, then the prevailing party is entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

23.2        Except for Licensee's obligation to make any payments to The Regents hereunder, the parties shall not be responsible for any failure to perform due to the occurrence of any events beyond their reasonable control (force majeure), which render their performance impossible.  Either party to this Agreement, however, will have the right to terminate this Agreement upon thirty (30) days’ prior written notice if either party is unable to fulfill its obligations under this Agreement due to force majeure for a period of one (1) year.

24.          GOVERNING LAWS

THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO CONFLICT OF LAWS OR TO WHICH PARTY DRAFTED PARTICULAR PROVISIONS OF THIS AGREEMENT, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of the patent or patent application.  Disputes between the parties regarding this Agreement will utilize only trial courts within California for disputes that go to court.

25.          GOVERNMENT APPROVAL OR REGISTRATION

If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee will assume all legal obligations to do so.  Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement.  Licensee will make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

26.         COMPLIANCE WITH LAWS

Licensee will comply with all applicable international, national, state, regional and local laws and regulations in performing its obligations hereunder and in its use, manufacture, sale, offer for sale, or import of Licensed Products, Licensed Services or practice of Licensed Method.  Licensee will observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data and the provision of Licensed Services to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.  Licensee will manufacture, use, offer for sale, sell, and import Licensed Products and practice Licensed Method in compliance with applicable government importation laws and regulations of a particular country for Licensed Products made outside the particular country in which such Licensed Products are used, made, offered for sale, imported, or sold.

27.         SECRECY

27.1        With regard to confidential information (“Data”), which can be oral or written or both, received from The Regents regarding the Inventions, Licensee agrees:

27.1.1      not to use the Data except for the sole purpose of performing under the terms of this Agreement;
27.1.2      to safeguard Data against disclosure to others with the same degree of care as it exercises with its own data of a similar nature, but in no case less than a reasonable degree of care;
27.1.3      not to disclose Data to others (except to its employees, agents or consultants who are bound to Licensee by a like obligation of confidentiality) without the express written permission of The Regents, except that Licensee is not prevented from using or disclosing any of the Data that:

27.1.3.1 Licensee can demonstrate by written records was previously known to it;
27.1.3.2 is now or becomes in the future, public knowledge other than through acts or omissions of Licensee;
27.1.3.3 is lawfully obtained by Licensee from sources independent of The Regents; or
27.1.3.4 is required by applicable law.

27.2        The secrecy obligations of Licensee with respect to Data will continue for a period ending five (5) years from the expiration or termination date of this Agreement.

27.3         The Regents is free to release to the inventors, senior administrators, and individual Regents the terms and conditions of this Agreement.  For the avoidance of doubt, The Regents is free to release the terms and conditions of this Agreement as required by the California Public Records Act or applicable law.

28.         MISCELLANEOUS

28.1        The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

28.2        This Agreement is not binding on the parties until it has been signed below on behalf of each party.  It is then effective as of the Effective Date.

28.3        No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.

28.4        This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.  The Secrecy Agreement (UC Agreement Control No. 2011-20-0132) with an effective date of September 15, 2010 is hereby terminated.  The Letter Agreement (UC Case No. 2010-30-0586) with an effective date of May 11, 2010 is hereby terminated.

28.5        In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if the invalid, illegal or unenforceable provisions had never been contained in it.

28.6        None of the provisions of this Agreement is intended to create any form of joint venture between the parties, rights in third parties or rights that are enforceable by any third party.

28.7        This Agreement may be signed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, both The Regents and Licensee have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

BLUFLOW TECHNOLOGIES, INC.		THE REGENTS OF THE UNIVERSITY
OF CALIFORNIA

By:		By:
	(Signature)		(Signature)

Name:		Name:	Sherylle Mills Englander
(Please Print)

Title:		Title:	Director,
Technology & Industry Alliances

Date:		Date: